[DPR Letterhead}

                                December 23, 1997

PIMCO Variable Insurance Trust
840 Newport Center Drive, Suite 360
Newport Beach, California 92660

                  Re:      PIMCO Variable Insurance Trust
                           (File Nos., 333-37115 and 811-08399)

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of beneficial interest of PIMCO Variable Insurance Trust (the "Trust"), we have examined such matters as we have deemed necessary to give this opinion.

     On the basis of the foregoing, it is our opinion that the shares of the Trust have been duly authorized and, when paid for as contemplated by the Trust's Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.

                                    Very truly yours,


                                    /s/ Dechert Price & Rhoads